
(a) Exhibit 11 -  COMPUTATION  OF BASIC  EARNINGS  PER COMMON  SHARE AND DILUTED
EARNINGS PER COMMON SHARE

                                                     Three Months Ended   Six Months Ended
                                                        June 30, 2000       June 30, 2000
                                                        -------------       -------------
                                                 (Dollars in thousands, except per share data)
Basic earnings per common share

Net income available to common shareholders                 $2,326               $4,498
                                                            ======               ======

Weighted average common shares outstanding               6,436,872            6,459,594

Basic earnings per common share                               $.36                 $.70
                                                              ====                 ====


Diluted earnings per common share

Net income available to common shareholders                 $2,326               $4,498
                                                            ======               ======

Weighted average common shares outstanding               6,436,872            6,459,594

Add:  Dilutive effects of assumed exercises of
     stock options                                         299,647              271,598

Weighted average common and dilutive potential
     common shares outstanding                           6,736,519            6,731,192

Dilutive earnings per common share                            $.35                 $.67
                                                              ====                 ====



Note: The  share  and  per  share   information   disclosed   above   have  been
      retroactively adjusted to reflect the 10% stock dividend paid on June 30, 2000.